As Filed with the Securities and Exchange Commission on August 23, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

STWC HOLDINGS, INC.
(Exact name of Registrant as Specified in Its Charter)

Colorado	8742	20-8980078
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

STWC Holdings, Inc.
1350 Independence Street
Suite 300
Lakewood, CO 80215
(303) 736-2442
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erin Phillips, CEO
STWC Holdings, Inc.
1350 Independence Street
Suite 300
Lakewood, CO 80215
(303) 736-2442
erin@strainwise.com
(Name, address, including zip code, and telephone number
including area code, of agents for service)

Copies to:
Ronald N. Vance, Esq.
Pearson Butler, PLLC
1802 W. South Jordan Parkway
Suite 200
South Jordan, UT  84095
(801) 988-5862
(801) 254-9427 (fax)
ron@pearsonbutler.com
_____________

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.00001 par value	2,000,000	$0.8275	$1,655,000	$200.59
 (1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 23, 2019

PROSPECTUS
STWC Holdings, Inc.
2,000,000 Shares of Common Stock
This prospectus relates to the 2,000,000 shares of Common Stock (the “Shares”) of STWC Holdings, Inc. (“we,” “our,” “STWC,” or the “Company”), $0.00001 par value per share, being registered for possible resale, from time to time, by the holder thereof. These Shares are Shares that may be issued pursuant to an investment agreement which establishes a private equity line of credit (“Investment Agreement”) with Tangiers Global, LLC (“Tangiers”), which is deemed to be a statutory underwriter. See the section of this prospectus entitled “The Investment Agreement” for a description of the private equity line and the section entitled “Selling Stockholders” for additional information about Tangiers.

The selling stockholder may sell its Shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling stockholder is (in the aggregate) 2,000,000 Shares. Funds received by the selling stockholder will be immediately available to such selling stockholder for use by it. The Company will not receive any proceeds from the sale of the selling stockholder’s Shares. However, we will receive the sale price of any Shares that we sell to Tangiers pursuant to the private equity line. Any proceeds we receive from the sale of the Shares under the private equity line will be used for general corporate purposes. All costs incurred in the registration of the Shares are being borne by the Company.

The offering will terminate two years from the date that the registration statement relating to the Shares is declared effective, unless earlier fully sold or terminated. The Company intends to maintain the effectiveness of the registration statement of which this prospectus is a part and to allow selling stockholders to offer and sell the Shares for a period of up to two years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission (“SEC”).

Our common stock is quoted on the OTCQB, one of the OTC Markets Group over-the-counter markets, under the trading symbol “STWC.” On August 7, 2019, the closing sale price for our common stock was $0.70.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

INVESTING IN OUR STOCK INVOLVES RISKS.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2019

TABLE OF CONTENTS

                                                                                                                                                                                                                        Page
PROSPECTUS SUMMARY                                                                                                                                                                                                                                                                            4
RISK FACTORS                                                                                                                                                                                                                                                                                               5
FORWARD-LOOKING STATEMENTS                                                                                                                                                                                                                                                      14
USE OF PROCEEDS                                                                                                                                                                                                                                                                                      15
THE INVESTMENT AGREEMENT                                                                                                                                                                                                                                                            15
THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES                                                                                                                                                                                                  16
SELLING STOCKHOLDERS                                                                                                                                                                                                                                                                       17
DILUTION                                                                                                                                                                                                                                                                                                       18
MARKET FOR OUR COMMON STOCK                                                                                                                                                                                                                                                  19
DESCRIPTION OF COMMON STOCK                                                                                                                                                                                                                                                     20
PLAN OF DISTRIBUTION                                                                                                                                                                                                                                                                           20
LEGAL MATTERS                                                                                                                                                                                                                                                                                         21
EXPERTS                                                                                                                                                                                                                                                                                                         21
ADDITIONAL INFORMATION                                                                                                                                                                                                                                                                   21
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                                                                                                                                                                                                 22

You should rely only on the information contained in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. We and the selling stockholders are not offering to sell, or seeking offers to buy, shares of our Common Stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Common Stock.

 We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled "Incorporation of Certain Information by Reference." You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled "Incorporation of Certain Information by Reference," before deciding to invest in our common shares.

PROSPECTUS SUMMARY

The following summary highlights selected material information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Company

Corporate History

The Company was originally incorporated on April 25, 2007, under the laws of the State of Utah as 4th Grade Films, Inc.  On August 19, 2014, pursuant to an Agreement to Exchange Securities (the “Securities Exchange Agreement”), the Company acquired approximately 90% of the outstanding common stock of Strainwise, Inc., a Colorado corporation (“Strainwise Colorado”), in exchange for 23,124,184 shares of our common stock.  The Company converted to a Colorado corporation on January 16, 2015.

Business Overview

The Company provides branding marketing, administrative, accounting, financial and compliance services (“Fulfillment Services”) to entities in the cannabis retail, cultivation, and manufacturing industry (the “Regulated Entities”).

The Company was established to provide the Fulfillment Services to medical and retail stores, cultivation, and manufacturing facilities in the regulated cannabis industry throughout the United States.  The Fulfillment Services would only be provided to stores and facilities located in geographical areas where the governing state and local ordinances allow for the unfettered provision of such services.

Additional Information

Our principal executive offices are located at 1350 Independence Street, Suite 300, Lakewood, CO 80215, and our telephone number is (303) 736-2442. Our website is www.strainwiseconsulting.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

Our Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•	The presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Deferral of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	Exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•
Exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the Company; and

•	Reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of our IPO, (ii) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue, (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have elected to take advantage of each of the exemptions for emerging growth companies.
Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

The Offering

We are registering the resale of 2,000,000 shares of Common Stock by the selling stockholders named in this prospectus, or their permitted transferees.

Common Stock offered by selling stockholder	Up to 2,000,000 shares of our common stock, par value $0.00001 per share (the “Common Stock”) issuable upon exercise of an outstanding put option.
Common Stock outstanding before the offering	33,925,715 shares.
Common Stock to be outstanding after the offering	35,925,715 shares, assuming all of the Shares are put to the Investor.
Term of the offering	The selling stockholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale.
Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.
Risk factors
We have not generated significant revenues since our original inception in 2013 and do not have sufficient funds to meet our cash flow requirements for the next 12 months.  We are also dependent upon the continued services of our CEO.  There is also no public market for our Common Stock and we have no commitments to create any public trading market for our shares.  See “Risk Factors” below.

RISK FACTORS

Purchase of our Common Stock has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus.  If any of the following risks occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down.  This means you could lose all or a part of your investment.

Risks Related to Our Company and its Business:
We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.
We have a limited operating history upon which investors may base an evaluation of our potential future performance. In particular, we have not proven that we can profitably provide fulfillment services to entities in the cannabis retail industry. As a result, there can be no assurance that we will be able to develop or maintain consistent revenue sources, or that our operations will be profitable and/or generate positive cash flow.
Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our clients, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain, and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations, and financial condition. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges, and uncertainties, the value of your investment in the Shares could be significantly reduced or completely lost.
We have incurred significant losses associated with our current operations.
For the three months ended April 30, 2019, we had a net loss of $431,484 and for year ended January 31, 2019, we incurred a net loss of $2,275,276.  At April 30, 2019, we had an accumulated deficit of $1,539,712. Any losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flow.
Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.
Our future success largely depends upon the continued services of our executive officers and management team, in particular Erin Phillips, our CEO. If one or more of our executive officers is unable or unwilling to continue in their present position, or if we lose our consultants, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers or consultants. If any of our executive officers or consultants joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers.
Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our Common Stock.
Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. In particular, if the cannabis industry continues to grow, demand for personnel may become more competitive. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

We have entered into convertible loan transactions which may have a material detrimental impact on our stock price and ownership structure.
We have agreed to repay an aggregate of $571,000 to four lenders and in each instance the lender has the right to convert loans during periods in which we cannot repay them prior to maturity.  In the case of Power Up, we issued two one-year promissory notes in the aggregate principal amount of $156,000 in February and March 2019 and can prepay each loan during the first six months of the term but cannot repay it thereafter until maturity one year from the loan date.  For Crown Bridge Partners, LLC, we issued a one-year promissory note in the principal amount of $100,000 in April 2019 which likewise cannot be repaid after six months until maturity.   We also issued a nine-month promissory note to FirstFire Global Opportunities Fund LLC in the principal amount of $150,000 which also cannot be repaid after six months until maturity.  Further, we issued a six-month promissory note to Tangiers Global, LLC, the Selling Stockholder in this prospectus.  After six months, or in the case of the Tangiers’ note, after the maturity date, each lender has the option to convert some or all of the principal and unpaid interest on the notes into shares of Common Stock at a discount of between 30% to 65% to the lowest trading price during a specified period prior to the conversion date.  Often such lenders convert a portion of the principal or interest and immediately sell the shares into the open market, frequently resulting in a lower trading price.  Subsequent conversions may occur based on the lower trading price resulting in more shares being issued at ever lower prices in the ongoing conversion process.  The lender may again immediately sell the shares into the market resulting in an even lower trading price.  This may continue until the maturity date of the note or conversion of the principal, interest, penalties or other amounts due under the notes and generally results in a significant number of shares being issued in the multiple stages of conversion.  If our trading market is unable to absorb the sale of shares by the lenders, the trading price of our shares may be drastically reduced, and the number of shares issued may significantly dilute the ownership of existing shareholders.  In addition, we are required to reserve for future issuance to the lenders a number of shares equal to between six and eight times the number of shares into which the notes may be converted at any time.  These features of the loans may have a material adverse effect on our ability to secure future financing or may negatively impact the equity purchase price of target companies.  We may also be required to increase the number of shares authorized by our Articles of Incorporation to reserve the number of shares required under the loan documents.
We face intense competition and many of our competitors have greater resources that may enable them to compete more effectively.
The cannabis consulting industry in which we operate in general is subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of services, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing services that will directly compete with our own fulfillment services. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the industry. There are no assurances that competition in our industry will not lead to reduced prices for our services. If we are unable to successfully compete with existing companies and new entrants to the market, this will have a negative impact on our business and financial condition.
If we fail to protect our intellectual property, our business could be adversely affected.
Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our intellectual property to distinguish our services from those of our competitors. We rely on copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property. We may not be able to enforce some of our intellectual property rights because cannabis is illegal under federal law.
Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Our business, financial condition, results of operations, and cash flow may in the future be negatively impacted by challenging global economic conditions.
Future disruptions and volatility in global financial markets and declining consumer and business confidence could lead to decreased levels of consumer spending. These macroeconomic developments could negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration, or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on our business, financial condition, results of operations, and cash flow.
We may not be able to effectively manage our growth or improve our operational, financial, and management information systems, which would impair our results of operations.
In the near term, we intend to expand the scope of our operational activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management, and other resources. The factors that may place strain on our resources include, but are not limited to, the following:
•	The need for continued development of our financial and information management systems;
•	The need to manage strategic relationships and agreements with manufacturers, customers, and partners; and
•	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business.
Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees or retaining existing employees.
We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments or otherwise materially adversely affecting our business, financial condition, or results of operations.
A drop in the retail price of cannabis products may negatively impact our business.
The demand for cannabis products depends in part on the price of commercially grown cannabis. Fluctuations in economic and market conditions that impact the prices of commercially grown cannabis, such as increases in the supply of such cannabis and the decrease in the price of products using commercially grown cannabis, could cause the demand for cannabis products to decline, which would have a negative impact on our business.
Federal regulation and enforcement may adversely affect the implementation of cannabis laws and regulations may negatively impact our revenues and profits.
Currently, a majority of the states, plus the District of Columbia and U.S. territories, have laws and/or regulations that recognize, in one form or another, legitimate medical and adult recreational uses for cannabis. Many other states are considering similar legislation. Conversely, under the federal Controlled Substances Act, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to cannabis use, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be engaged in dispensing cannabis in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. In February 2017, the Trump administration announced that there may be “greater enforcement” of federal laws regarding cannabis. Any such enforcement actions could have a negative effect on our business and results of operations.

In an effort to provide guidance to federal law enforcement, the DOJ has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. On January 4, 2018, Attorney General Jeff Sessions revoked the Ogden Memo and the Cole Memos.
The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition is currently in place until September 30, 2019.
Variations in state and local regulation, and enforcement in states that have legalized cannabis, may restrict cannabis-related activities, which may negatively impact our revenues and prospective profits.
Individual state laws do not always conform to the federal standard or to other state laws. Several states have decriminalized cannabis to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. As of the date of this prospectus, 10 states and the District of Columbia, as well as two U.S. territories, have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized, or created medical cannabis exemptions. For example, certain states have limits on the number of cannabis plants that can be homegrown. In most states, the cultivation of cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical cannabis needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of cannabis may indirectly and adversely affect our business and our revenue and profits.
If we are unable to obtain and maintain the permits and licenses required to operate our business in compliance with state and local regulations in Oklahoma, Puerto Rico, or California, we may experience negative effects on our business and results of operations.
California has only issued temporary cannabis licenses and there is no guarantee we will receive permanent licenses.
Effective January 1, 2018, the State of California allowed for adult-use cannabis sales. California’s cannabis licensing system is being implemented in two phases. First, beginning on January 1, 2018, the State began issuing temporary licenses. Temporary licenses were initially issued for 90 days but have since been extended twice by the State. Prior to the State completing its review of any annual licenses, the licensing authority determined they would eliminate the need to have multiple licenses issued to each entity for both medical and adult use.

Prospective customers may be deterred from doing business with a company with a significant nationwide online presence because of fears of federal or state enforcement of laws prohibiting possession and sale of medical or recreational cannabis.
Our website is visible in jurisdictions where medicinal and/or recreational use of cannabis is not permitted and, as a result, we may be found to be violating the laws of those jurisdictions.
Cannabis remains illegal under federal law.
Cannabis is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of cannabis has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in our inability to proceed with our business plan, especially in respect of our ownership of dispensaries. In addition, our assets, including real property, cash, equipment and other goods, could be subject to asset forfeiture because cannabis is still federally illegal.
In February 2017, the Trump administration announced that there may be “greater enforcement” of federal laws regarding cannabis. In addition, on January 4, 2018, Attorney General Jeff Sessions revoked the Ogden Memo and the Cole Memos. Any such enforcement actions could have a negative effect on our business and results of operations.
We are not able to deduct some of our business expenses.
Section 280E of the Internal Revenue Code prohibits cannabis businesses from deducting their ordinary and necessary business expenses, forcing us to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a cannabis business depends on how large its ratio of nondeductible expenses is to its total revenues. Therefore, our cannabis business may be less profitable than it could otherwise be.
We may not obtain the necessary permits and authorizations for our clients to operate their cannabis business.
We may not be able to obtain or maintain the necessary licenses, permits, authorizations, or accreditations for our clients to operate their dispensary businesses, or may only be able to do so at great cost. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the cannabis industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in restrictions on our ability to provide our fulfillment services, which could have a material adverse effect on our business.
If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.
Our participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against us. Litigation, complaints, and enforcement actions could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects. Except for once case which has been settled, we have not been, and are not currently, subject to any material litigation, complaint, or enforcement action regarding cannabis brought by any federal, state, or local governmental authority.
We may have difficulty accessing the service of banks, which may make it difficult for us to operate.
Since the use of cannabis is illegal under federal law, many banks will not accept for deposit funds from businesses involved with the cannabis industry. Consequently, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain bank accounts may make it difficult for us and our clients to operate our medical cannabis businesses. If any of our or our clients’ bank accounts are closed, we may have difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on our operations.

We are dependent on the popularity of consumer acceptance of produce and herbs.
Our ability to generate revenue and be successful in the continued implementation of our business plan to provide fulfillment services and invest in clients’ dispensaries is dependent on consumer acceptance and demand of cannabis products. Acceptance of our clients’ products will depend on several factors, including availability, cost, and convenience. If these customers do not accept our clients’ products, or if our clients fail to meet their customers’ needs and expectations adequately, our ability to continue generating revenues from these clients could be reduced.
A drop in the retail price of commercially grown produce may negatively impact the business of our clients and ultimately our business.
The demand for our clients’ products depends in part on the price of commercially grown cannabis. Fluctuations in economic and market conditions that impact the prices of commercially grown cannabis, such as increases in the supply of such cannabis and the decrease in the price of commercially grown cannabis, could cause the demand for cannabis to decline, which would have a negative impact on the business of our clients and ultimately our business.
Litigation may adversely affect our business, financial condition, and results of operations.
From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.
Our management concluded that our internal control over financial reporting was not effective as of April 30, 2019, which could result in material weaknesses in our financial reporting, such as errors in our financial statements and in the accompanying footnote disclosures, that could require restatements.
As of April 30, 2019, management assessed the effectiveness of our internal controls over financial reporting. Management concluded, as of the year then ended, that our internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management concluded that our internal controls were adversely affected by deficiencies in the design or operation of our internal controls, which management considered to be material weaknesses. These material weaknesses include the following:
•	Lack of qualified and sufficient accounting personnel;
•	Deficiencies in the period-end reporting process;
•	Inadequate internal controls over the application of new accounting principles or the application of existing accounting principles to new transactions;
•
Inadequate internal controls relating to the authorization, recognition, capture, and review of transactions, facts, circumstances, and events that could have a material impact on the company’s financial reporting process; and

•	Ineffective control environment due to lack of directors that are independent.

The failure to implement and maintain proper and effective internal controls and disclosure controls could result in material weaknesses in our financial reporting, such as errors in our financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.
We do not expect that our internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risks Related to Our Common Stock:
Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our Common Stock and investors may find it difficult to sell their shares.
Trading of our Common Stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and “accredited investors.” For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

The beneficial ownership of our Common Stock is concentrated among existing executive officers and directors.

Our Chairman and CEO, Erin Phillips, and our President, Matthew Willer, beneficially own, in the aggregate, approximately 76% of the issued and outstanding Common Stock, almost all of which is owned by Ms. Phillips. As a result, Ms. Phillips will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The public trading market for our Common Stock may be volatile and will likely result in higher spreads in stock prices.

Our Common Stock trades in the over-the-counter market.  The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as our ability to implement our business plan, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our Common Stock. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on stock exchanges, which means that the difference between the price at which shares could be purchased by investors on the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges. Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers. Our trading volume may not be sufficient to significantly reduce this spread, or we may not have sufficient market makers to affect this spread. These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers. Unless the bid price for the stock increases and exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, shareholders could lose money on the sale. For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks. There is no assurance that at the time the shareholder wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

We have not paid, and do not intend to pay in the near future, dividends on our common shares and therefore, unless our Common Stock appreciates in value, our shareholders may not benefit from holding our Common Stock.

We have not paid any cash dividends since inception. Although we anticipate allocating funds for payment of dividends from future earnings, if any, we do not anticipate this occurring until we establish our primary business operations, of which there is no assurance. Therefore, any return on the investment made in our shares of Common Stock will likely be dependent initially upon the shareholder’s ability to sell our common shares in the open market, if one should develop, at prices exceeding the amount paid for our common shares and broker commissions on the sales.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect Common Stockholders.

Under our articles of incorporation, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this prospectus, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders.  If the board causes any additional preferred stock to be issued, the rights of the holders of our Common Stock could be adversely affected.  The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.  Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock.  Preferred shares could also have conversion rights into shares of Common Stock at a discount to the market price of the Common Stock which could negatively affect the market for our Common Stock.  In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the Common Stock holders receive any distribution of the liquidated assets.  We have no current plans to issue any additional shares of preferred stock.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, competitive position, potential growth opportunities, potential operating performance improvements, ability to retain and recruit personnel, the effects of competition, and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.

Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this prospectus. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to, the following:

•	Our ability to achieve profitability;
•	Our estimates of our expenses, ongoing losses, future revenues, capital requirements, and our need for additional financing;
•	Our ability to obtain additional financing;
•	Our estimates of the costs, timing, progress, and results of operations with respect to our fulfillment services for the cannabis industry;
•	The nature and effect of any future laws, regulations, rules, regulations, interpretations, policies, or procedures, when and if promulgated, could have on our business;
•	Our ability to comply with existing and new government regulations;
•	Our dependence on state laws and regulations regarding the cannabis industry;
•	Our ability to retain key personnel;
•	Our ability to maintain our key relationships with partners and service providers
•	Our ability to manage our growth effectively
•	Global economic and political conditions; and
•
Our competitive technology positions and operating interruptions (including but not limited to, labor disputes, leaks, fires, flooding, landslides, power outages, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities)

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected. We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.  These risks could cause our results to differ materially from those expressed in forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholder. However, we will receive the sale price of any Shares that we sell to Tangiers pursuant to the private equity line.

THE INVESTMENT AGREEMENT

On June 20, 2019, we entered into an Investment Agreement with Tangiers for the potential future issuance and purchase of shares of our Common Stock. The Investment Agreement establishes what is sometimes termed a private equity line of credit or an equity drawdown facility. In general, the private equity line provides that Tangiers has committed to purchase, from time to time over a 36-month period, shares of our Common Stock for cash consideration of up to an aggregate of $10,000,000, subject to certain conditions and restrictions.

The amount of proceeds that we choose to draw down and receive from the sale of shares under the private equity line will depend on a number of factors. The number of shares that we may sell at any time is limited by the trading volume of our stock and limits on the percentage of our stock that Tangiers may own at any time. We may also choose to not sell the full amount under the equity line available to us if we are able to sell our shares at more favorable prices in other transactions. The Company and Tangiers selected $10,000,000 as the aggregate amount issuable by the Company under the private equity line based on Tangiers’ experience providing similar financing to other companies and based on STWC’s projections of the amount of such financing that we might need over a period of three years.

Shares of Common Stock issued to Tangiers under the Investment Agreement will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended. In connection with the Investment Agreement, we entered into a Registration Rights Agreement with Tangiers. Pursuant to the Registration Rights Agreement, we have filed a registration statement of which this prospectus is a part, covering the possible resale by Tangiers of the shares that we issue to Tangiers under the Investment Agreement. Through this prospectus, Tangiers may offer to the public for resale shares of our Common Stock that we issue to Tangiers pursuant to the Investment Agreement. The effectiveness of this registration statement is a condition precedent to our ability to sell shares of Common Stock to Tangiers under the Investment Agreement.

For a period of 36 months from the first trading day following the effectiveness of this registration statement, we may, from time to time, at our discretion, and subject to certain conditions that we must satisfy, draw down funds under the Investment Agreement by selling shares of our Common Stock to Tangiers. Each draw down request must be for at least $5,000 and may, in our discretion, be up to the lesser of $500,000 and a formula amount based on the average price and trading volume of our Common Stock over a designated period preceding the draw down request. The purchase price of these shares will be at a discount to the lowest trading price of the Common Stock during a designated pricing period following the draw down request. The formulas for determining the actual draw down amounts, the number of shares we issue to Tangiers and the purchase price per share paid by Tangiers are described in detail below.

We are under no obligation to request a draw down for any period. The aggregate total of all draws cannot exceed $10,000,000 and no single draw can exceed $500,000. In addition, the Investment Agreement does not permit us to make a draw down if the issuance of shares to Tangiers pursuant to the draw down would result in Tangiers and certain of its affiliates owning more than 4.99% of our outstanding Common Stock on the date we exercise a draw down. Pursuant to the Registration Rights Agreement, we are registering 2,000,000 shares of Common Stock for possible issuance and resale under the private equity line.

 As consideration for its commitment to purchase shares of our Common Stock pursuant to the Investment Agreement, we have issued to Tangiers 25,000 shares of our Common Stock and a common stock purchase warrant (the “Warrant”) to purchase up to 1,100,000 shares of our Common Stock.  The Warrant is exercisable at a price of $1.25 per share, subject to adjustment, and contains cashless exercise provisions.

THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES

We may request a draw down by delivering a draw down notice to Tangiers, stating the share amount of the draw down we wish to exercise. The next five trading days including and immediately following the draw down notice are used to determine the actual amount of money Tangiers will provide. On the draw down settlement date the dollar amount of the draw is determined and delivered by Tangiers to the Company.

Amount of Each Draw Down

The share amount of the draw down is the amount we have requested, with a minimum request of at least $5,000 and the maximum investment amount by Tangiers being the lesser of:

• $500,000; and

• 200% of the average daily trading volume of the Common Stock during the 10 trading days immediately prior to the Company’s draw down notice.

At no time is Tangiers required to purchase more than the maximum investment amount for a given pricing period. As a result, if we choose not to exercise the maximum investment amount in a given draw down pricing period Tangiers is not obligated to and will not purchase more than the scheduled maximum investment amount calculated above in a subsequent draw down pricing period.

Purchase Price of each Draw Down

The purchase price of the shares we issue to Tangiers pursuant to a draw down is the lowest trading price of the Common Stock during the five trading day period including and immediately following the date of the Company’s draw down notice multiplied by 80%.

Conditions

Before Tangiers is obligated to buy any shares of our Common Stock pursuant to a draw down, the following conditions, none of which is in Tangiers’ control, must be met:

• The registration statement, which includes this prospectus, shall have previously become effective and shall remain effective.

• At all times during the period beginning on the date of the relevant draw down notice and ending on the date of the closing of any resale, the Common Stock shall have been listed or quoted for trading on the principal market on which the Common Stock is traded and shall not have been suspended from trading thereon.

• We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Investment Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by us.

• No injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the shares.

• The issuance of the shares of Common Stock will not violate any stockholder approval requirements of the principal market on which the Common Stock is traded.

• Each of our representations and warranties in the Investment Agreement shall be true and correct in all material respects as of the date when made and as of the draw down exercise date.

• Trading in our Common Stock shall not have been suspended by the SEC or FINRA and trading in securities generally on the principal market shall not have been suspended or limited.

• No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or, to the knowledge of us, threatened by any court or governmental authority which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Investment Agreement.

• The Company shall have executed and delivered to Tangiers the certificates representing, or have executed electronic book-entry transfer of, the shares of Common Stock being purchased.

There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the Investment Agreement or that we will be able to draw down any portion of the amounts available under the Investment Agreement.

Termination of the Investment Agreement

The Investment Agreement terminates (i) 36 months after the Registration Statement is declared effective, (ii) when Tangiers has purchased an aggregate of $10,000,000 of Common Stock, (iii) at any time the Registration Statement is no longer in effect, or, (iv) subject to certain exceptions set forth therein, at any time upon 15 days’ written notice from the Company to Tangiers.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholder named below of shares of the Company’s Common Stock that we may issue pursuant to the Investment Agreement we entered into with Tangiers. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement we entered into with Tangiers. References in this prospectus to the “selling stockholder” means Tangiers, and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

In  addition to the Investment Agreement entered into with Tangiers, on or about June 20, 2019, we entered into a 10% Fixed Convertible Promissory Note with Tangiers in the aggregate principal amount of up to $550,000. The initial principal amount of the Tangiers Note is $165,000, for which Tangiers paid a purchase price of $150,000. We also issued 25,000 shares of Common Stock as consideration for granting the equity line of credit of up to $10,000,000. Further, we issued to Tangiers immediately exercisable five-year warrants to purchase 1,100,000 shares of our Common Stock at $1.25 , subject to adjustment in the event we issue shares at less than the current exercise price.

The selling stockholder, who is deemed to be a statutory underwriter, will offer their Shares at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market if a market should develop. Tangiers may from time to time offer and sell pursuant to this prospectus any or all of the shares of Common Stock that it acquires under the Investment Agreement.

The distribution of the selling stockholders’ Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. The selling stockholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the Shares.

The distribution of the Shares by the selling stockholder may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. We do not know how long the selling stockholders will hold the shares before selling them, and other than the Investment Agreement we entered into with Tangiers, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the Shares. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares.

The following table sets forth ownership of shares held by each person who is a selling stockholder.

	Before Offering			After Offering (2)
Name	Number of Shares Owned	Percent of Class (1)	Shares Offered for Sale	Number of Shares Owned	Percent of Class (1)

Tangiers Global, LLC	25,000	*	2,000,000	25,000	*
*	Less than 1%.
(1)	Based on 33,925,715 shares of Common Stock outstanding as of the date of this prospectus.
(2)
The columns in the table above reflecting “After Offering”: “Number of Shares Owned” and “Percent of Class” are prepared on the basis that all shares being registered in this registration statement are resold to third parties.  Shares of our Common Stock being offered pursuant to this prospectus by a selling stockholder are counted as outstanding for computing the percentage of the selling stockholder.

DILUTION

Under the Investment Agreement, the purchase price of the shares to be sold to Tangiers will be at a price equal to the lowest trading price of the Common Stock during the five trading day period including and immediately following the date of the Company’s draw down notice (“Market Price”) multiplied by 80%. The table below illustrates an issuance of Common Stock to Tangiers under the Investment Agreement for a hypothetical draw down amount of $500,000 at an assumed Market Price of $1.00:

Draw Down Amount	Price to be paid by Tangiers	Number of Shares to be Issued

$500,000	$0.80	625,000

By comparison, if the Market Price of the Common Stock was $0.50, the number of shares that would be required to be issued in order to have the same draw down amount of $500,000 would be greater, as shown by the following table:

Draw Down Amount	Price to be paid by Tangiers	Number of Shares to be Issued

$500,000	$0.40	1,250,000

Accordingly, there would be dilution of an additional 625,000 shares issued due to the lower stock price of $0.50 per share. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our Common Stock means a higher number of shares to be issued to Tangiers in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our Common Stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of our shares sold to the public by Tangiers, and because our existing stockholders may disagree with a decision to sell shares to Tangiers at a time when our stock price is low, and may in response decide to sell additional numbers of shares of their own, further decreasing our stock price.

The actual number of shares that will be issued to Tangiers under the Investment Agreement will depend upon the Market Price of our Common Stock at the time of our puts to Tangiers and shortly thereafter. The price per share Tangiers ultimately pays for each share is determined by dividing the aggregate purchase price by the number of shares we issue to Tangiers.

Additionally, under the Registration Rights Agreement, we are registering 2,000,000 shares of Common Stock for possible issuance and resale under the private equity line. Notwithstanding that Tangiers has committed to purchase, from time to time over a 36-month period, shares of our Common Stock for cash consideration of up to an aggregate of $10,000,000 under the Investment Agreement, the likelihood that we would access the full $10,000,000 is low. This is due to several factors including the fact that the Investment Agreement’s share volume limitations will limit our use of the Investment Agreement and the market price may decrease and thus fewer dollars will be received by us as shares are issued.

Even if we were able to put all of the 2,000,000 of the Shares registered under this registration statement to Tangiers under the Investment Agreement at our current market prices, we would only realize approximately $1,120,000 under the Investment Agreement based on current trading prices of our stock. We determined to register in this registration statement a total of 2,000,000 shares, which represents less than one-third of our public float (after subtracting the holdings of insiders and controlling stockholders) in order to allow the greatest possible flexibility under the Investment Agreement. The number of shares that might be utilized under the Investment Agreement cannot be determined at this time as it will fluctuate with the market price of our stock and our financial requirements. Should the Market Price require us to issue more than 2,000,000 shares of Common Stock to Tangiers, we may need to subsequently register additional shares of our Common Stock.

MARKET FOR OUR COMMON STOCK

Market Information

Prior to September 25, 2014 our Common Stock was quoted in the OTC Markets under the trading symbol “FHGR”. On September 25, 2014 our trading symbol changed to “STWC”. Our stock is currently quoted on OTCQB.

Holders

At August 8, 2019, we had approximately 168 holders of our Common Stock.  We have appointed Colonial Stock Transfer Co, Inc., 66 Exchange Place, Suite 100, Salt Lake City, UT 84111, to act as the transfer agent of our Common Stock.

Dividends

We have never declared or paid any cash dividends on our Common Stock since inception.  We do not anticipate paying any cash dividends to stockholders in the foreseeable future.  In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant

Securities Authorized for Issuance under Equity Compensation Plans

At January 31, 2019, our most recent year-end, we did not have any compensation plan (including individual compensation arrangements) under which our Common Stock was authorized for issuance.

DESCRIPTION OF COMMON STOCK

The shares registered pursuant to the registration statement, of which this prospectus is a part, are shares of Common Stock, all of the same class and entitled to the same rights and privileges as all other shares of Common Stock.

The Articles of Incorporation originally authorized us to issue up to 100,000,000 shares of $.00001 par value Common Stock.  On August 20, 2019, the Board of Directors and a shareholder owning in excess of two-thirds of the Company’s issued and outstanding common shares consented to an amendment to the Articles of Incorporation to increase the total authorized number of shares to 500,000,000. On August 21, 2019, we filed a preliminary information statement disclosing the increase in authorized shares which becomes effective 20 days following the fling and mailing of the definitive information statement. The holders of Common Stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefore.  No holder of any shares of Common Stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company.  Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock.

 Each share of Common Stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote.  Under our Articles of Incorporation, holders of our company’s Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to our board of directors.

PLAN OF DISTRIBUTION

General

The selling stockholder may seek an underwriter, broker-dealer or selling agent to sell the Shares. As of the date of this prospectus, the selling stockholder has not entered into any arrangements with any underwriter, broker-dealer or selling agent for the sale of the Shares. Other than the Investment Agreement we entered into with Tangiers, the Company has no arrangements, nor has it entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Shares.

The selling stockholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Shares by the selling stockholder and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

There can be no assurance that the selling stockholder will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than under this prospectus.

The Shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with. If any of the Shares offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, the subsequent holders could not use this prospectus until a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement is filed naming such holders.

The selling stockholder and any other person participating in the sale of the Shares may be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the selling stockholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

The Company intends to maintain the currency and accuracy of this prospectus for a period of up to two years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Resales of the Shares under State Securities Laws

The National Securities Market Improvement Act of 1996 (“NSMIA”) limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(a)(1) and 4(a)(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange Act. Resales of the Shares in the secondary market will be made pursuant to Section 4(a)(1) of the Securities Act (sales other than by an issuer, underwriter or broker).

LEGAL MATTERS

The validity of the shares of Common Stock offered under this prospectus is being passed upon for us by Pearson Butler, PLLC, Attorneys at Law, South Jordan, Utah.

EXPERTS

Our financial statements for the years ended January 31, 2019 and 2018, appearing in this prospectus which is part of a registration statement have been audited by B F Borgers CPA PC, and are included in reliance upon such reports given upon the authority of B F Borgers CPA PC, as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, (SEC File No. 333-_________) relating to the shares of Common Stock being offered by this prospectus, and reference is made to such registration statement.  This prospectus constitutes the prospectus of STWC Holdings, Inc., filed as part of the registration statements, and it does not contain all information in the registration statements, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are required to file reports and other documents with the SEC.  We do not presently intend to voluntarily furnish you with a copy of our annual report.  You may read and copy any document we file with the Securities and Exchange Commission at the public reference room of the Commission between the hours of 9:00 a.m. and 5:00 p.m., except federal holidays and official closings, at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  You should call (202) 551-8090 for more information on the public reference room.  Our SEC filings are also available to you on the Internet website for the Securities and Exchange Commission at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus supplement forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus supplement have been sold; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, filed with the SEC on April 30, 2019 and its accompanying amendment filed on May 2, 2019;
•	Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2019, filed with the SEC on June 14, 2019 and its accompanying amendment filed June 19, 2019; and
•	Our Current Reports on Form 8-K filed on May 16, 2019, July 2, 2019, July 2, 2019, and August 23, 2019.
In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You should direct any requests for copies to us at Attention: Erin Phillips, CEO, 1350 Independence Street, Lakewood, CO 80215 or you may call us at (303) 736-2442. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.
You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

[OUTSIDE BACK COVER]

STWC Holdings, Inc.
[A Colorado Corporation]

2,000,000 Shares

Common Stock

PROSPECTUS

STWC HOLDINGS, INC.

1350 Independence Street
Suite 300
Lakewood, CO 80215

Telephone (303) 736-2442

_________________, 2019

Until                            , 2019, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the Common Stock, other than underwriting discounts and commissions.  All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission - Registration Fee	$ 201
State filing Fees	$ 2,500
Edgarizing Costs	$10,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Miscellaneous	$ 5,000
Total	$47,701

                                None of the expenses of the offering will be paid by the selling stockholders.

Item 14.  Indemnification of Directors and Officers

Colorado law expressly authorizes a Colorado corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful.  Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding.  In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements.  In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification.  Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Our Articles of Incorporation and Article VIII of our Bylaws empower the Company to indemnify its officers and directors to the fullest extent provided by law.  Under the terms of our Registration Rights Agreement with Tangiers, we have agreed to indemnify Tangiers, its directors, officers, partner, employees, counsel, agents, and representatives of these persons against any claims based upon any untrue statement in the registration statement or any violation of the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

During the past three years the registrant has sold the following securities which were not registered under the Securities Act:

From August 2018 through October 2018, we conducted an offering of up to 3,750,000 shares of common stock at a price per share of $0.20.  We sold 3,416,000 shares to 37 investors for gross proceeds of $683,200.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering. At the time of the sale of the shares, we reasonably believed that each purchaser was an accredited investor as defined in Regulation D. No underwriting discounts or commissions were paid in connection with the transactions.

From approximately September 24, 2018 to October 16, 2018, we issued a total of 281,000 shares of our Common Stock for $42,150 resulting from the exercise of outstanding warrants with an exercise price of $0.15 per share. These shares were issued pursuant to Section 4(a)(2) of the Securities Act.  No underwriting discounts or selling commissions were paid in connection with the issuance of these shares.

On October 15, 2018, we issued 2,012,539 shares of our Common Stock to Shawn Phillips for conversion of outstanding debt in the principal amount of $322,006.  These shares were issued pursuant to Section 4(a)(2) of the Securities Act.  No underwriting discounts or selling commissions were paid in connection with the issuance of these shares.

On October 15, 2018, we issued warrants to purchase 1,900,000 shares of our Common Stock to three individuals in exchange for services. The warrants all carry two-year terms and an exercise price of $0.16 per share. Forty percent of each warrant may be exercised pursuant to a cashless exercise formula.  The warrants otherwise contain standard terms and conditions. These warrants were issued pursuant to Section 4(a)(2) of the Securities Act.  No underwriting discounts or selling commissions were paid in connection with the issuance of these shares.

On October 26, 2018, we issued a total of 25,000 shares to Tysadco Partners LLC as compensation for services.  The shares will vest at a schedule of 10,000 shares at on November 1, 2018, 7,500 shares on the 120th day from November 1, 2018, and 7,500 shares on the 180th day from November 1, 2018.

From February 2019 through August, 2019, we conducted an offering of up to 2,000,000 units at a price per unit of $1.00.  Each unit is comprised of one share of Common Stock and one three-year warrant to purchase an additional share of Common Stock at $2.00 per share.  We sold 80,000 units to two investors for gross proceeds of $80,000.  We issued 80,000 common shares and issued warrants to purchase an additional 80,000 shares to these investors.  The securities were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering. At the time of the sale of the shares, we reasonably believed that each purchaser was an accredited investor as defined in Regulation D. No underwriting discounts or commissions were paid in connection with the transactions.

On or about February 13, 2019, we issued a convertible promissory note in the principal amount of $103,000, for which we received proceeds of $100,000 from Power Up Lending Group Ltd.  The issuance of the note was made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  No underwriting discounts or selling commissions were paid in connection with the issuance of these shares.

On or about May 1, 2019, we issued a convertible promissory note in the principal amount of $100,000, for which we received proceeds of $95,000 from Crown Bridge Partners, LLC.  The issuance of the note was made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  No underwriting discounts or selling commissions were paid in connection with the issuance of these shares.

On or about June 21, 2019, we issued a convertible promissory note in the principal amount of $150,000, for which we received proceeds of $135,000 from FirstFire Global Opportunity Fund LLC.  We also issued to FirstFire immediately exercisable five-year warrants to purchase 150,000 shares of our Common Stock at $1.00, subject to adjustment in the event we issue shares at less than the current exercise price.  The issuance of the note and warrant were made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  No underwriting discounts or selling commissions were paid in connection with the issuance of these shares.

On or about June 20, 2019, we entered into a 10% Fixed Convertible Promissory Note with Tangiers Global, LLC in the aggregate principal amount of up to $550,000.  The initial principal amount of the Tangiers Note is $165,000, for which Tangiers paid a purchase price of $150,000.  We also issued 25,000 shares of Common Stock as consideration for granted an equity line of credit of up to $10,000,000 by Tangiers Global, LLC.  Further, we issued to Tangiers immediately exercisable five-year warrants to purchase 1,100,000 shares of our Common Stock at $1.25, subject to adjustment in the event we issue shares at less than the current exercise price.  The issuance of the note, the shares, and the warrant were made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  No underwriting discounts or selling commissions were paid in connection with the issuance of these shares.

Item 16.  Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Articles of Incorporation	10-K	000-52825	3.1	4/30/2019
3.2	Current Bylaws	8-K	000-52825	99.1	08/23/2019
5.1	Opinion re Legality of Shares					X
10.1	LLC Operating Agreement of Meridian A, LLC dated 1/7/19	8-K	000-52825	99.2	2/5/19
10.2	15% Promissory Note dated December 7, 2018 to Richland Fund, LLC	8-K	000-52825	99.1	3/5/19
10.3	Settlement Agreement dated November 15, 2018 with Headgate II, LLC	8-K	000-52825	99.1	12/12/18
10.4	Investor Relations Consulting Agreement dated October 26, 2018 with Hayden IR, LLC	8-K	000-52825	99.1	11/1/18
10.5	Consulting Agreement dated November 1, 2018 with J Paul Consulting Corp.	8-K	000-52825	99.2	11/1/18
10.6	Master Services Agreement, Trademark Agreement, Management Agreement, and Consulting Services Agreement, each dated June 16, 2017 with STWC Sorrento Valley, LLC	8-K	000-52825	99.1	10/24/18
10.7	Master Services Agreement, Development Agreement, Trademark Agreement, Management Agreement, and Consulting Services Agreement, each dated October 11, 2018 with 2600 Meridian, LLC	8-K	000-52825	99.2	10/24/18
10.8	Master Services Agreement, Trademark Agreement, Management Agreement, and Consulting Services Agreement, each dated October 11, 2018 with HWH Farms, LLC	8-K	000-52825	99.3	10/24/18
10.9	Employment Agreement dated October 15, 2018 with Erin Phillips*	8-K	000-52825	99.1	10/22/18
10.10	Employment Agreement dated October 15, 2018 with Jay Kotzker	8-K	000-52825	99.2	10/22/18
10.11	Employment Agreement dated October 18, 2018 with Shawn Phillips	8-K	000-52825	99.3	10/22/18
10.12	Exchange Agreement dated October 15, 2018 with Shawn Phillips	8-K	000-52825	99.4	10.22/18
10.13	Note Purchase and Security Agreement dated August 29, 2018 with Richland Fund, LLC	8-K	000-52825	99.5	10/22/18
10.14	Binding Term Sheet dated September 5, 2018 with HiLife Creative	8-K	000-52825	99.6	10/22/18
10.15	Warrant to Purchase Common Stock dated _____ to Elizabeth Illa	8-K	000-52825	99.7	10/22/18
10.16	Warrant to Purchase Common Stock dated _____ to Jason Kotzker	8-K	000-52825	99.8	10/22/18
10.17	Warrant to Purchase Common Stock dated _____ to Jennifer Yunker	8-K	000-52825	99.9	10/22/18
10.18	Lease Assignment dated January 31, 2018 with Kalyx Colorado 695 Bryant LLC	8-K	000-52825	99.1	6/19/18
10.19	Assignment and Assumption Agreement dated April 6, 2018 with Green Acres Partners A, LLC, et al.	8-K	000-52825	99.2	6/19/18
10.20	Loan Agreement with Green Acres Partners A, LLC dated April 6, 2018 with Green Acres Partners A, LLC	8-K	000-52825	99.3	6/19/18
10.21	Commercial Real Estate Lease dated October 1, 2017 with Timothy Riopelle	8-K	000-52825	99.4	6/19/18
10.22	Master Services Agreement, Trademark Agreement, Management Agreement, and Consulting Services Agreement, each dated January 1, 2018 with COPR Enterprises, LLC	8-K	000-52825	99.5	6/19/18
10.23	Form of Master Services Agreement	8-K	000-52825	99.6	6/19/18
10.24	Advisor Agreement dated July 1, 2018, with Matthew Willer
10.25	Convertible Promissory Note dated March 22, 2019 with Power Up Lending Group	8-K	000-52825	99.1	4/12/19
10.26	Stock Purchase Agreement dated March 22, 2019 with Power Up Lending Group	8.K	000-52825	99.2	4/12/19
10.27	Convertible Promissory Note dated February 13, 2019 with Power Up Lending Group	8-K	000-52825	99.1	2/19/19
10.28	Stock Purchase Agreement dated February 13, 2019 with Power Up Lending Group	8.K	000-52825	99.2	2/19/19
10.29	Crown Bridge Convertible Promissory Note dated April 18, 2019	8-K	000-52825	99.1	5/16/2019
10.30	Crown Bridge Securities Purchase Agreement dated April 18, 2019	8-K	000-52825	99.2	5/16/2019
10.31	Crown Bridge Warrant dated April 18, 2019	8-K	000-52825	99.3	5/16/2019
10.32	Crown Bridge Registration Rights Agreement dated April 18, 2019	8-K	000-52825	99.4	5/16/2019
10.33	FirstFire Senior Convertible Promissory Note dated June 18, 2019	8-K	000-52825	99.1	7/2/2019
10.34	FirstFire Securities Purchase Agreement dated June 18, 2019	8-K	000-52825	99.2	7/2/2019
10.35	FirstFire Warrant dated June 18, 2019	8-K	000-52825	99.3	7/2/2019
10.36	Tangiers 10% Fixed Convertible Promissory Note dated June 20, 2019	8-K	000-52825	99.1	7/2/2019
10.37	Tangiers Warrant dated June 20, 2019	8-K	000-52825	99.2	7/2/2019
10.38	Tangiers Investment Agreement dated June 20, 2019	8-K	000-52825	99.3	7/2/2019
10.39	Tangiers Registration Rights Agreement dated June 20, 2019	8-K	000-52825	99.4	7/2/2019
21.1	List of Subsidiaries	10-K	000-52825	21	4/30/2019
23.1	Consent of BF Borgers CPA PC, independent registered public accounting firm					X
23.2	Consent of Attorney (included in Exhibit 5.1)					--
*Management contract, or compensatory plan or arrangement, required to be filed as an exhibit.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securties offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maxim offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
Include any material or changed information with respect to the plan of distribution not previously disclosed in the registration statement or a material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Lakewood, Colorado, on August 23, 2019.

STWC HOLDINGS, INC.

By:  /s/ Erin Phillips
Erin Phillips, CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

NAME	TITLE	DATE
/s/ Erin Phillips	Sole Director and CEO (Principal Executive, Financial, & Accounting Officer)	August 23, 2019
Erin Phillips